Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 1, 2025, among Muvico, LLC, a Texas limited liability company (the “Company”), AMC Entertainment Holdings, Inc., a Delaware corporation (“AMC”), Centertainment Development, LLC, a Delaware limited liability company (“Holdings”), the guarantors listed on the signature pages hereto (collectively, together with AMC and Holdings, the “Guarantors”) and GLAS Trust Company LLC, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and Guarantors have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture, dated as of July 22, 2024 (as previously amended, supplemented and/or modified from time to time, the “Indenture”), providing for the issuance of the Company’s 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Securities”);

WHEREAS, AMC and the Company have entered into a Transaction Support Agreement dated July 1, 2025 (the “TSA”) with certain creditors of AMC and the Company with respect to certain debt-for-equity and debt-for-debt exchanges, as well as certain other financing transactions;

WHEREAS, $444,707,432.00 in aggregate principal amount of the Securities is currently outstanding and not owned by the Company or the Guarantors or by any Person controlling or controlled by them;

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors, the Trustee and the Notes Collateral Agent may modify or amend this Indenture, the Securities, any Guarantee, any applicable Intercreditor Agreement and the other Security Documents with the written consent of the Required Holders;

WHEREAS, the Company has received, and has delivered to the Trustee and the Notes Collateral Agent evidence of, the consent of the Required Holders to the execution of this Supplemental Indenture and the transactions contemplated hereunder as evidenced by the consents dated as of the date hereof (attached as Exhibit A to the Officers’ Certificate delivered as of the date hereof (the “Officers’ Certificate”));

WHEREAS, the Company requests that the Trustee and Notes Collateral Agent execute and deliver this Supplemental Indenture in reliance on the Officers’ Certificate and an Opinion of Counsel, each dated as of the date hereof, relating to this Supplemental Indenture in accordance with Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND SECURITIES

Section 1.1         Amendments. Subject to Section 3.10 hereof,

(a)           Section 1.01 of the Indenture is hereby amended by adding the following definitions in alphabetical order:

“2025 Permitted Transactions” means those certain transactions and related transactions as described in the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2025.

“First Supplemental Indenture” means that certain Supplemental Indenture, dated as of July 1, 2025, among the Company, AMC, Holdings, the other guarantors party thereto, the Trustee, and the Notes Collateral Agent.

“Transactions” means the Permitted Transactions and the 2025 Permitted Transactions.

(b)           Section 1.01 of the Indenture is hereby amended by amending and restating the definition of “Intercreditor Agreements” as follows:

“Intercreditor Agreements” means (a) the Existing Restricted Group First Lien Intercreditor Agreement, (b) the First Lien/Second Lien Centertainment Group Intercreditor Agreement, (c) upon the effectiveness thereof, the Junior Lien Intercreditor Agreement, (d) upon the effectiveness thereof, the Second Lien Centertainment Group Intercreditor Agreement, (e) upon the effectiveness thereof, the Existing Restricted Group First Lien/Second Lien Intercreditor Agreement and (f) any other intercreditor agreement that the Company may request the Trustee execute to provide for a priority ranking of the Liens securing the Exchangeable Notes Obligations that is permissible under the terms of this Indenture.

(c)           Section 1.01 of the Indenture is hereby amended by adding the following new clauses to the end of the definition of “Permitted Liens”:

(xxxv)     Liens permitted under any Indebtedness incurred in connection with the 2025 Permitted Transactions, including by any amendment, restatement, amendment and restatement, supplement, waiver, forbearance or other modification thereto; and

(xxxvi)    Liens that would have been permitted to be incurred under the definition of “Permitted Liens” of this Indenture prior to the effectiveness of the First Supplemental Indenture.

(d)           The Indenture is hereby amended by deleting the following Sections of the Indenture and all references and definitions related solely thereto in their entirety:

•	Section 4.03 (Payment of Taxes and Other Claims);

•	Section 4.04 (Maintenance of Properties);

•	Section 4.06 (Limitation on Restricted Payments and Prepayments of Other Indebtedness);

•	Section 4.07 (Limitation on Liens);

•	Section 4.08 (Limitation on Transactions with Affiliates);

•	Section 4.09 (Negative Pledge);

•	Section 4.12 (Provision of Financial Information);

•	Section 4.13 (Statement as to Compliance);

•	Section 4.16 (Asset Sales; Casualty Event; Payments on UK Holdco Intercompany Note);

•	Section 4.19 (Preservation of Existence);

•	Section 4.20 (Centertainment Group Entities Corporate Separateness);

•	Section 4.22 (Amendments to Certain Documents);

•	Article IV-A (Additional Covenants of Holdings and UK Holdco);

•	Article IV-B (Additional Covenants of AMC and the Existing Guarantors and AMC UK and its Subsidiaries); and

•	Article V (Successors).

All such deleted Sections are replaced with “[Intentionally Omitted].”

(e)           Section 4.05 of the Indenture (Limitation on Indebtedness and Certain Equity Securities) is hereby amended and restated in its entirety as follows:

Section 4.05         Limitation on Indebtedness.

(a)           Holdings will not, and will not permit any of the Subsidiaries to, directly or indirectly, incur any Indebtedness for borrowed money (including any exchange of existing Indebtedness that results in another class of Indebtedness for borrowed money) with respect to which (1) the Liens on all or substantially all of the Collateral securing the Exchangeable Notes Obligations would be subordinated or (2) all or any portion of the Exchangeable Notes Obligations would be subordinated in right of payment (including by means of a “waterfall” provision), except for (A) any “debtor-in-possession” facility (or similar financing under applicable law), (B) any other Indebtedness for borrowed money so long as a bona fide opportunity to participate in such Indebtedness is offered ratably to all adversely affected Holders on a no less than pro rata basis (other than with respect to customary backstop or similar fees and expense reimbursement), and (C) any such Indebtedness or Lien with respect to such Indebtedness that would have been permitted to be incurred under Sections 4.05 and 4.07 of this Indenture prior to the effectiveness of the First Supplemental Indenture, including without limitation any applicable refinancing of Indebtedness secured by senior Liens on the Collateral as of the date of the First Supplemental Indenture.

(b)          Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 4.05.

(f)           Section 4.10 of the Indenture (Future Guarantors) is hereby amended to include a new final paragraph as follows:

If any Person is required to provide a Guarantee in connection with this Section 4.10 and such Person is subsequently released as an obligor under the Term Loan Credit Agreement (and, if applicable, any other Guarantee Reference Indebtedness), then such Person shall be automatically and unconditionally released and discharged from its Obligations as a Guarantor under this Indenture and such Person’s Guarantee shall be automatically and unconditionally terminated. The release or termination of a Person’s Guarantee pursuant to this Section 4.10 shall require no further action by such Person, the Company or the Trustee.

(g)           Section 4.17 of the Indenture (After-Acquired Collateral) is hereby amended to include a new final paragraph as follows:

If any additional Lien or security interest is created upon any property or asset that would constitute Collateral pursuant to this Section 4.17, to the extent such property or asset is subsequently released as collateral for the Term Loan Obligations (and, if applicable, any other First Lien Priority Indebtedness), then such Lien and/or security interest on such property or asset created pursuant to this Section 4.17 shall automatically, and without the need for any further action by any Person, be terminated and released under the Exchangeable Notes Documents.

(h)           Section 4.21 of the Indenture (Intercompany Agreements; Property Transfers) is hereby amended and restated in its entirety as follows:

Section 4.21         Property Transfers.

(a)          [Intentionally omitted].

(b)          [Intentionally omitted].

(c)          No Centertainment Group Entity shall transfer intellectual property that is material to the business of the Centertainment Group Entities to AMC or any subsidiary of AMC (other than Holdings, the Company or any Subsidiary Guarantor), except (i) as provided in the Intercompany Agreements as in effect on July 22, 2024, or (ii) as would have been permitted to be under this Indenture prior to the effectiveness of the First Supplemental Indenture.

(i)            Clauses (c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 6.01 of the Indenture (Events of Default) are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(j)            The following paragraph shall be added to the end of Section 6.01 of the Indenture:

Notwithstanding any other provision of this Indenture, the Notes, any Guarantee, any applicable Intercreditor Agreement and the other Security Documents, each Transaction, any series of Transactions and the Transactions as a whole are permitted under and not prohibited by this Indenture, the Notes, any Guarantee, any applicable Intercreditor Agreement and the other Security Documents and shall be deemed not to have resulted in or caused any Default or Event of Default under this Indenture or any default or violation under the Notes, any Guarantee, any applicable Intercreditor Agreement or any other Security Document.

(k)           Section 10.09(a) of the Indenture is hereby amended and restated in its entirety as follows:

(a)           AMC shall at all times maintain authorized for issuance and available, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury that are not committed for any other purpose, free from preemptive rights, a number of shares of Common Stock equal to the number of shares of Common Stock required to settle all exchanges contemplated by this Indenture, including in respect of the Initial Notes and the full amount of Additional Notes issuable hereunder (including in each case, any PIK Notes or interest that has been paid in kind thereon, as applicable) and the full amount of Shares Exchange Adjustment Consideration that could be payable hereunder on such Notes (and interest that has been paid in kind thereon) if it were elected; provided, that AMC need not maintain authorized for issuance and available out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, shares of Common Stock issuable on account of Notes beneficially owned by a Person that has entered into a binding contractual commitment to AMC not to exercise any right or privilege under Article X of the Indenture to exchange such Notes for shares of Common Stock and not to transfer such Notes to a third party that has not entered into a similar binding contractual commitment.

(l)            Section 12.02(c) of the Indenture is hereby amended and restated in its entirety as follows:

(c)           In addition, any Lien on any Collateral may be (i) released or subordinated to any Lien on such Collateral that would have been permitted to be created, incurred or assumed pursuant to clause (viii)(A) of the definition of “Permitted Liens” under this Indenture prior to the effectiveness of the First Supplemental Indenture to the extent required by the terms of the obligations secured by such Liens and (ii) subordinated to any Lien on any Mortgaged Property if required under the terms of any lease, easement, right of way or similar agreement affecting the Mortgaged Property provided such lease, easement, right of way or similar agreement would have been permitted by Section 4.07 under this Indenture prior to the effectiveness of the First Supplemental Indenture.

(m)           The Securities are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

Section 1.2         Intercreditor Agreements. Trustee is authorized and directed to enter into any Intercreditor Agreement with respect to Indebtedness permitted by Section 4.05 of the Indenture and contemplated by the TSA in accordance with Article XII of the Indenture.

ARTICLE II

WAIVERS

Section 2.1         Waiver of Defaults. As permitted by Section 6.04 of the Indenture and as evidenced by the execution of this Supplemental Indenture, the Required Holders have irrevocably waived any and all existing Defaults and their consequences under the Indenture and the Security Documents (other than a Default in the payment of the principal of or interest on a Security held by a non-consenting Holder, a Default arising from a failure to offer to repurchase the Securities on the Fundamental Change Repurchase Date in accordance with the provisions of Section 3.09 of the Indenture, or a Default in respect of a provision that under Section 9.02 of the Indenture cannot be amended without the consent of each Holder affected) relating to any of the covenants or other provisions to be amended pursuant to this Supplemental Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1         Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.2         Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3         Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4         GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 3.5         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.6         Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their successors.

Section 3.7         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 3.8         Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.9         The Trustee and Notes Collateral Agent. Each of the Trustee and the Notes Collateral Agent, as applicable, accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee and the Notes Collateral Agent, as applicable, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Trustee and Notes Collateral Agent shall be applicable in respect of this Supplemental Indenture (and any action or inaction of the Trustee or the Notes Collateral Agent relating to this Supplemental Indenture) as fully and with like force and effect as though fully set forth in full herein. The Trustee and the Notes Collateral Agent make no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the consents of the Holders of the Securities, any document used in connection with the solicitation of consents, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Trustee and the Notes Collateral Agent assume no, and shall have no, liability or responsibility for the same.

Section 3.10       Effectiveness. This Supplemental Indenture shall be binding on the parties hereto effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing, (i) the provisions of Section 1.1(k) hereof shall take effect immediately as of the date hereof, and (ii) all other provisions of Section 1.1 hereof shall not take effect until the occurrence of the earlier of the Transaction Effective Date (as defined in the TSA) and, solely in the event of the termination of the TSA prior to the consummation of the transactions contemplated therein, the consummation of any other transaction with the Initial Consenting Exchangeable Noteholders (as defined in the TSA) (or their transferees) pursuant to which their Securities are discharged, and upon such occurrence shall take effect immediately and automatically.

Section 3.11       Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

MUVICO, LLC

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC ENTERTAINMENT HOLDINGS, INC. as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

AMERICAN MULTI-CINEMA, INC. as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

AMC LICENSE SERVICES, LLC as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture]

AMC ITD, LLC as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC CARD PROCESSING SERVICES, INC. as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

CENTERTAINMENT DEVELOPMENT, LLC as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	President, Chief Financial Officer and Treasurer

AMC THEATRES OF UK LIMITED as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture]

GLAS TRUST COMPANY LLC, as Trustee and Notes Collateral Agent

By:	/s/ Jeffrey Schoenfeld
	Name:	Jeffrey Schoenfeld
	Title:	Vice President

[Signature Page to Supplemental Indenture]